As filed with the Securities and Exchange Commission on October 9, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VERI-TEK INTERNATIONAL, CORP.

(Exact name of registrant as specified in its charter)

Michigan	42-1628978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Veri-Tek International, Corp.

7402 W. 100th Place

Bridgeview, Illinois 60455

(708) 430-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David H. Gransee

Vice President and Chief Financial Officer

Veri-Tek International, Corp.

7402 W. 100th Place

Bridgeview, Illinois 60455

Phone: (708) 430-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Patrick Daugherty, Esquire

Foley & Lardner LLP

500 Woodward Avenue, Suite 2700

Detroit, Michigan 48226

Phone: (313) 234-2800

and

Carolyn Long, Esquire

Foley & Lardner LLP

100 North Tampa Street, Suite 2700

Tampa, Florida 33602

Phone: (813) 229-2300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,500,000 shares	$6.80(2)	$10,200,000	$314
Common Stock, no par value per share, issuable upon exercise of the Warrant issued to the placement agent	105,000 shares	$7.18(3)	$753,900	$24
TOTAL	1,605,000 shares		$10,953,900	$338

(1)	In the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(2)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the common stock as reported on the American Stock Exchange on October 3, 2007, which date was within five business days of the date of this filing.

(3)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, and is $7.18, the exercise price of the warrant issued to the placement agent.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

1,605,000 Shares

Common Stock

This prospectus covers a total of up to 1,605,000 shares of our common stock, no par value per share, that may be offered from time to time by the selling stockholders named in this prospectus. The shares being offered by this prospectus consist of:

•	up to 1,500,000 shares of our common stock; and

•	up to 105,000 shares issuable upon the exercise of the warrant issued to the placement agent.

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the above-described warrants by reason of stock splits, stock dividends, or similar events. The foregoing shares of stock and warrants were acquired by the selling stockholders in a private placement by us that closed on September 10, 2007.

We are registering these shares of our common stock for resale by the selling stockholders named in this prospectus, or their transferees, pledgees, donees or successors. We will not receive any proceeds from the sale of these shares by the selling stockholders. We may, however, receive proceeds if some or all of the warrants held by certain selling stockholders are exercised. These shares are being registered to permit the selling stockholders to sell shares from time to time, in amounts, at prices, and on terms determined at the time of offering. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 16. We are paying substantially all expenses incidental to the registration of these shares.

Our common stock is traded on the American Stock Exchange under the symbol “VCC.” On October 4, 2007, the last reported sale price of our common stock was $6.80 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 3 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the sale of the common stock or determined that the information in this prospectus is accurate and complete. It is illegal for any person to tell you otherwise.

The date of this prospectus is                     , 2007.

ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling stockholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Documents By Reference.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this prospectus, we use the terms “Veri-Tek,” “our company,” “we,” “us,” our” and similar references to refer to Veri-Tek International, Corp. and its subsidiaries.

i

VERI-TEK INTERNATIONAL, CORP.

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Overview

Historically, we designed, developed, and built specialty testing and assembly equipment for the automotive and heavy equipment industries that identifies defects through the use of signature analysis and in-process verification. As the result of two recent acquisitions, we are a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles. Through our Manitex subsidiary, we market a comprehensive line of boom trucks and sign cranes. Our boom trucks and crane products are primarily used for industrial projects, energy exploration and infrastructure development, including roads, bridges and commercial construction. Through our Manitex Liftking subsidiary, we sell a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications.

On March 29, 2007, our Board of Directors approved a plan to sell our testing and assembly equipment segment in order to focus management’s attention and financial resources on our lifting equipment segment. As a result, beginning in 2007, our testing and assembly equipment segment was accounted for as a discontinued operation.

On August 1, 2007, we consummated the transactions contemplated by an Asset Purchase Agreement between us and EuroMaint Industry, Inc., a Delaware corporation (“EuroMaint”), dated July 5, 2007. Under the terms of the Asset Purchase Agreement, we sold certain of our testing and assembly equipment assets for a purchase price of $1.1 million plus the assumption of certain of our liabilities relating thereto.

As of September 30, 2007, our testing and assembly operations have been closed and all operating activities of the segment have been discontinued. All inventory and fixed assets of the segment have been liquidated. However, the segment is continuing to collect open accounts receivable.

Our principal executive offices are located at 7402 W. 100th Place, Bridgeview, Illinois 60455, and our telephone number is (708) 430-7500. Our website is www.veri-tek.com and all of our filings with the Securities and Exchange Commission are available free of charge on our website. Information contained on our website is not incorporated by reference into this prospectus and such information should not be considered to be part of this prospectus.

We are subject to a number of risks, which you should be aware of before you decide to buy our common stock. These risks are discussed more fully in the “Risk Factors” section of this prospectus.

All references to years in this prospectus, unless otherwise noted, refer to our fiscal years, which end on December 31. For example, a reference to “2006” or “fiscal 2006” means the 12-month period that ended December 31, 2006.

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest in our common stock. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus. This discussion contains forward-looking statements. See “Forward-Looking Statements” for a discussion of uncertainties, risks and assumptions associated with these statements.

Risks Related to Our Operations

Our business is sensitive to increases in interest rates.

Our company is exposed to interest rate volatility with regard to future issuances of fixed rate debt and existing issuances of variable rate debt. Primary exposure includes movements in the U.S. prime rate.

In addition, while overall economic growth has slowed, business investment and manufacturing continue to perform strongly. If interest rates continue to rise, it becomes more costly for our customers to borrow money to pay for the equipment they buy from us. Should the U.S. Federal Reserve Board decide to increase rates, prospects for business investment and manufacturing could deteriorate sufficiently to impact sales opportunities.

Our company’s business is sensitive to government spending.

Many of our customers depend substantially on government spending, including highway construction and maintenance and other infrastructure projects by U.S. federal and state governments and governments in other nations. Any decrease or delay in government funding of highway construction and maintenance, or other infrastructure projects could cause our revenues and profits to decrease.

We are dependent upon third-party suppliers, making us vulnerable to supply shortages.

We obtain materials and manufactured components from third-party suppliers. Any delay in our suppliers’ abilities to provide us with necessary materials and components may affect our capabilities at a number of our manufacturing locations, or may require us to seek alternative supply sources. Delays in obtaining supplies may result from a number of factors affecting our suppliers including capacity constraints, labor disputes, the impaired financial condition of a particular supplier, suppliers’ allocations to other purchasers, weather emergencies or acts of war or terrorism. Specifically, we have recently had difficulty in obtaining some of our necessary components. Any delay in receiving supplies could impair our ability to deliver products to our customers and, accordingly, could have a material adverse effect on our business, results of operations and financial condition.

In addition, we purchase material and services from suppliers on extended terms based on our overall credit rating. Negative changes in our credit rating may impact suppliers’ willingness to extend terms and increase the cash requirements of the business.

Our level of indebtedness reduces financial flexibility and could impede our ability to operate.

As of June 30, 2007, our long term debt was $38.3 million and included: a line of credit, notes payable and capital lease obligations.

Our level of debt affects our operations in several important ways, including the following:

•	a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal and interest on our indebtedness;

•	our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;

•	we may be unable to refinance our indebtedness on terms acceptable to us or at all;

•	our cash flow may be insufficient to meet our required principal and interest payments; and

•	we may be unable to obtain additional loans as a result of covenants and agreements with existing debt holders.

We have debt outstanding and must comply with restrictive covenants in our debt agreements.

Our existing debt agreements contain a number of significant covenants which may limit our ability to, among other things, borrow additional money, make capital expenditures, pay dividends, dispose of assets and acquire new businesses. These covenants also require us to meet certain financial tests. We are currently in compliance with all active covenants. A default, if not waived by our lenders, could result in acceleration of our debt and possibly bankruptcy.

We may require additional funding, which may not be available on favorable terms or at all.

Our future capital requirements will depend on the amount of cash generated by our operations. Our projections of cash flow from operations and, consequently, future cash needs are subject to substantial uncertainty.

We are actively seeking additional sources of capital and seeking to restructure and/or modify existing indebtedness. The amount of funding that we seek and the timing of such fundraising efforts will depend on the extent to which we are able to increase revenues and the extent to which we can restructure or modify our debt. We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations. If we raise additional funds by issuing equity securities, existing stockholders may be diluted.

Our lifting equipment business is substantially dependent on the level of capital expenditures in the oil and gas industry and lower capital expenditures will adversely affect the results of its operations.

The demand for our lifting equipment depends on the condition of the oil and gas industry and, in particular, on the capital expenditures of companies engaged in the exploration, development, and production of oil and natural gas. Capital expenditures by these companies are influenced by the following factors:

•	the oil and gas industry’s ability to economically justify placing discoveries of oil and gas reserves in production;

•	the oil and gas industry’s need to clear all structures from the lease once the oil and gas reserves have been depleted;

•	weather events, such as major tropical storms;

•	current and projected oil and gas prices;

•	the abilities of oil and gas companies to generate, access and deploy capital;

•	exploration, production and transportation costs;

•	the discovery rate of new oil and gas reserves;

•	the sale and expiration dates of oil and gas leases and concessions;

•	local and international political and economic conditions;

•	the ability or willingness of host country government entities to fund their budgetary commitments; and

•	technological advances.

Historically, prices of oil and natural gas and exploration, development and production have fluctuated substantially. A sustained period of substantially reduced capital expenditures by oil and gas companies will result in decreased demand for our lifting equipment, lower margins, and possibly net losses.

We have had material weaknesses in internal control over financial reporting in the past and cannot assure you that additional material weaknesses will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in material misstatements in our financial statements which could require us to restate financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on our stock price.

During the past two years, management and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting as defined in the standards established by the American Institute of Certified Public Accountants that affected our financial statements for each of the two fiscal years ended December 31, 2005 and 2006.

The material weaknesses in our internal control over financial reporting during the past two years related to the lack of effective controls relating to financial reporting and close procedures, the lack of controls and procedures to ensure the proper accounting for a complex financing transaction that included warrants, failure to consistently apply controls over non-routine and non-systematic transactions, and the lack of effective and adequate controls to ensure the consistent implementation of accounting policies and procedures across all subsidiaries to prevent inconsistent accounting for similar transactions. We restated our audited consolidated financial statements for the year ended December 31, 2005 to exclude the impact of the potential conversion of convertible subordinated debt, which was anti-dilutive, from weighted average diluted common shares outstanding and recalculated diluted loss per share to reflect the change in weighted average diluted common shares outstanding. As a result, weighted average diluted common shares outstanding was decreased to 4,339,649 and 804,100 from 4,365,932 and 1,003,963 for the years 2005 and 2004, respectively. The change in outstanding weighted average diluted common shares outstanding, however, did not change the ($.052) diluted loss per share that was originally reported for 2005. The change in the weighted average diluted common shares for 2004 increased the diluted loss per share to ($4.30) from ($3.44) which was originally reported for 2004. We also restated our unaudited pro forma consolidated statement of income for the year ended December 31, 2005 and the six-month period ended June 30, 2006 giving effect to the purchase of QVM, LLC, which were included in our Form 8-K/A filed on September 19, 2006 as follows: (1) pro forma consolidated statements of income for the year ended December 31, 2005 and the six-month period ended June 30, 2006 are revised to include income taxes in the pro forma consolidated statement of income; (2) the description in the introductory paragraph to our pro forma financial statements has been revised to clarify that these financial statements give effect to the purchase of membership interests of QVM, LLC and to describe the terms of such transaction; (3) our pro forma financial statements have been revised to only include the portion of QVM, LLC’s income statement through the line item “income from continuing operations;” (4) note (g) to our pro forma financial statements giving effect to the application of the cash balance of the acquirer to pay down debt of the acquiree has been deleted; (5) our pro forma financial statements have been adjusted to give effect to the interest expense relating to the $1.1 million promissory note issued to the members of QVM, LLC; (6) the earnings per share information included in our pro forma financial statements was revised to reflect the anti-dilutive shares related to our convertible debt, which resulted in basic earnings per share being equal to diluted earnings per share; and (7) certain auditor’s reports relating to interim financial information have been deleted and remaining reports and auditor’s consents have been revised. Below is a reconciliation of the change in pro forma net income (loss) for the six months ended June 30, 2006 and the twelve months ended December 31, 2005:

	Pro forma Six Months Ended June 30, 2006	Pro forma Year Ended December 31, 2005
Pro forma Net Income (Loss) from Continuing Operation
Before restatement	$(1,336,499)	$2,359,613
(1) Income tax on Pro forma Adjustment	6,341	91,631
(3) Exclude discontinued operations	—	(3,954,696)
(4) Deleted paydown of debt	21,494	(180,079)
(5) Interest on Acquisition debt	(40,142)	(65,370)

After Restatement	$(1,348,806)	$(1,748,901)

Earnings (Loss) per Share
Basic
Before Restatement	$(0.26)	$0.52
After Restatement	$(0.26)	$(0.38)
Diluted
Before Restatement	$(0.26)	$0.51
After Restatement	$(0.26)	$(0.38)
Weighted Average Common Shares
Basic (Before and After Restatement)	5,109,875	4,574,524
Diluted
Before Restatement	5,109,875	4,600,807
After Restatement	5,109,875	4,574,524

We cannot assure you that additional significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in additional significant deficiencies or material weaknesses, cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations and annual audit or attestation reports regarding the effectiveness of our internal control over financial reporting when required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated under Section 404. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

We may face limitations on our ability to integrate acquired businesses.

We have completed two acquisitions of substantial size. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. While we believe we have successfully integrated these acquisitions to date, we cannot ensure that these acquired companies will operate profitably or that the intended beneficial effect from these acquisitions will be realized. Further, in connection with acquisitions, we may need to consolidate or restructure our acquired or existing facilities, which may require expenditures for severance obligations related to reductions in workforce and other charges resulting from the consolidations or restructurings, such as write-down of inventory and lease termination costs.

If we are unable to manage our anticipated growth effectively, our business could be harmed.

If we fail to manage our growth, our financial results and business prospects may be harmed. To manage our growth and to execute our business plan efficiently, we will need to institute operational, financial and management controls, as well as reporting systems and procedures. We also must effectively expand, train and manage our employee base. We cannot assure you that we will be successful in any of these endeavors.

Our company relies on key management.

Our company relies on the management and leadership skills of David Langevin, Chairman and Chief Executive Officer (“CEO”). Mr. Langevin has a three year employment agreement with us, which expires on December 31, 2008. The loss of his services could have a significant and negative impact on our business. In addition, we rely on the management and leadership skills of other senior executives. Some of these executives are not bound by employment agreements. We could be harmed by the loss of key personnel in the future.

Other companies might claim that we infringe their intellectual property rights, which could cause us to incur significant expenses or prevent us from selling our technology.

Although we are not aware of any claims that we infringe anyone’s intellectual property rights, our success depends, in part, on our ability to operate without infringing valid, enforceable patents or proprietary rights of third parties or breaching any licenses that may relate to our technology and products. Future patents issued to third parties, however, could contain claims that conflict with our patents and that compete with our products and technologies, and third parties could assert infringement claims against us. Any litigation or interference proceedings, regardless of their outcome, may be costly and may require significant time and attention of our management and technical personnel. Litigation or interference proceedings could also force us to:

•	stop or delay using our technology;

•	stop or delay our customers from selling, manufacturing or using products that incorporate the challenged intellectual property;

•	pay damages; or

•	enter into licensing or royalty agreements that may be unavailable on acceptable terms.

Any of these events could have adverse effects on our results of operations and could damage our business.

We may be unable to effectively respond to technological change, which could have a material adverse effect on our results of operations and business.

The market for our products is characterized by rapidly changing technology. Our future success will depend upon our ability to enhance our current products and to develop and introduce new products that keep pace with technological developments and evolving industry standards and respond to changes in customer requirements. If we fail to anticipate or respond adequately to technological developments and customer requirements, or experience significant delays in product development or introduction, our business, results of operations and financial condition will be negatively affected.

Our company’s business is affected by the cyclical nature of its markets.

The demand for our products depends upon the general economic conditions of the markets in which we compete. Our sales depend in part upon our customers’ replacement or repair cycles. Adverse economic conditions, including a decrease in commodity prices, may cause customers to forego or postpone new purchases in favor of repairing existing machinery. Downward economic cycles may result in reductions in sales of our products, which may reduce our profits. We have taken a number of steps to reduce our fixed costs and diversify our operations to decrease the negative impact of these cycles. There can be no assurance, however, that these steps will prevent the negative impact of poor economic conditions.

We operate in a highly competitive industry and our company is particularly subject to the risks of such competition.

We compete in a highly competitive industry and the competition which we encounter has an effect on our product prices, market share, revenues and profitability. Because certain competitors have substantially greater financial, production, research and development resources and substantially greater name recognition than our company, we are particularly subject to the risks inherent in competing with them and may be put at a competitive disadvantage. To compete successfully, our products must excel in terms of quality, price, product line, ease of use, safety and comfort, and we must also provide excellent customer service. The greater financial resources of our competitors may put us at a competitive disadvantage. If competition in our industry intensifies or if our current competitors enhance their products or lower their prices for competing products, we may lose sales or be required to lower our prices. This may reduce revenue from our products and services, lower our gross margins, or cause us to lose market share. We may not be able to differentiate our products from those of competitors, successfully develop or introduce less costly products, offer better performance than competitors or offer purchasers of our products payment and other commercial terms as favorable as those offered by competitors.

We face product liability claims and other liabilities due to the nature of our business.

In our lines of business, numerous suits have been filed alleging damages for accidents that have occurred during the use or operation of our products. We are self-insured, up to certain limits, for these product liability exposures, as well as for certain exposures related to general, workers’ compensation and automobile liability. Insurance coverage is obtained for catastrophic losses as well as those risks required to be insured by law or contract. We do not believe that the final outcome of such matters will have a material adverse effect on our consolidated financial position; however any liabilities not covered by insurance could have an adverse effect on our financial condition.

We are subject to currency fluctuations.

Our revenues are generated in U.S. dollars and Canadian dollars while costs incurred to generate revenues are only partly incurred in the same currencies. In addition, we have a note payable for approximately $2.6 million Canadian dollars. Changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our earnings.

We engage in hedging activities to mitigate the impact of the translation of foreign currencies on our financial results. Our hedging activities are designed to reduce and delay, but not to eliminate, the effects of foreign currency fluctuations. Factors that could affect the effectiveness of our hedging activities include accuracy of sales forecasts, volatility of currency markets, and the availability of hedging instruments. Since the hedging activities are designed to reduce volatility, they not only reduce the negative impact of a weaker U.S. dollar, but they also reduce the positive impact of a stronger U.S. dollar. Our future financial results could be significantly affected by the value of the U.S. dollar in relation to the foreign currencies in which we conduct business. The degree to which our financial results are affected for any given time period will depend in part upon our hedging activities. There can be no assurance that our hedging activities will have the desired beneficial impact on our financial condition or results of operations. Moreover, no hedging activity can completely insulate us from the risks associated with changes in currency exchange rates.

Risks Relating to our Common Stock

Our principal stockholders, executive officers and directors hold a significant percentage of our common stock, and these stockholders may take actions that may be adverse to your interests.

Our principal stockholders, executive officers and directors beneficially own, in the aggregate, approximately 48% of our common stock as of September 17, 2007. As a result, these stockholders, acting together, will be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and approval of significant corporate transactions such as mergers, consolidations, sales and purchases of assets. They also could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination, which could cause the market price of our common stock to fall or prevent you from receiving a premium in such a transaction.

The price of our common stock is highly volatile.

The trading price of our common stock is highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	the degree to which we successfully implement our business strategy;

•	actual or anticipated variations in quarterly or annual operating results;

•	changes in recommendations by the investment community or in their estimates of our revenues or operating results;

•	failure to meet expectations of industry analysts;

•	speculation in the press or investment community;

•	strategic actions by our competitors;

•	announcements of technological innovations or new products by us or our competitors; and

•	changes in business conditions affecting us and our customers.

The market prices of securities of companies without consistent earnings have been highly volatile. This volatility has often been unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been brought against the company. If a securities class action suit is filed against us, whether or not meritorious, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business in order to respond to the litigation.

Future sales of our common stock by existing stockholders in the public market, or the possibility or perception of such sales, could depress our stock price.

Sales of a large number of shares of our common stock, or the availability of a large number of shares for sale, could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings. Approximately 9,805,875 of our shares are eligible for sale in the public market, approximately 667,859 of which are subject to applicable volume limitations and other restrictions set forth in Rule 144 under the Securities Act.

If our internal controls over financial reporting are inadequate or our independent auditors are unable to certify as to their adequacy, our business and reputation would be harmed, which could lower our stock price.

We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder. Section 404 requires a reporting company such as ours to, among other things, annually review and disclose its internal controls over financial reporting, and evaluate and disclose changes in its internal controls over financial reporting quarterly. We will be required to comply with Section 404 as of December 31, 2008. We will continue to perform the system and process evaluation and testing required (and any necessary remediation) in an effort to timely comply with management certification and auditor attestation requirements of Section 404. In the course of our ongoing evaluation, we may identify areas of our internal controls requiring improvement, and plan to design enhanced processes and controls to address these and any other issues that might be identified through this review. As a result, we expect to incur additional expenses and diversion of management’s time. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations and may not be able to ensure that the process is effective or that the internal controls are or will be effective in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. As a result, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could lower our stock price and reduce the value of your investment.

Anti-takeover provisions of our Articles of Incorporation and Amended and Restated Bylaws and provisions of Michigan law could delay or prevent a change of control that you may favor.

Our Articles of Incorporation and Amended and Restated Bylaws and Michigan law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to you. These provisions could discourage potential takeover attempts and could adversely affect the market price of our shares. Because of these provisions, you might not be able to receive a premium on your investment. These provisions:

•

authorize our board of directors, with approval by a majority of our independent directors but without requiring stockholder consent, to issue shares of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt;

•	limit our stockholders’ ability to call a special meeting of our stockholders; and

•	limit our stockholders’ ability to amend, alter or repeal our bylaws.

Any of the provisions described above could delay or make more difficult transactions involving a change in control of our company or our management.

FORWARD-LOOKING STATEMENTS

When reading this prospectus, it is important that you also read the financial statements and related notes thereto. This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus, other than statements that are purely historical, are forward-looking statements and are based upon management’s present expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Forward-looking statements in this prospectus include, without limitation: (1) projections of revenue, earnings, capital structure and other financial items; (2) statements of our plans and objectives; (3) statements regarding the capabilities and capacities of our business operations; (4) statements of expected future economic performance; and (5) assumptions underlying statements regarding us or our business. Our actual results may differ from information contained in these forward-looking statements for many reasons, including those described in the section entitled “Risk Factors,” and the following:

(1) difficulties in implementing new systems, integrating acquired businesses, managing anticipated growth, and responding to technological change;

(2) the cyclical nature of the markets we operate in;

(3) servicing our indebtedness and increases in interest rates;

(4) government spending;

(5) material weaknesses in our internal controls over financial reporting;

(6) the performance of our competitors;

(7) the availability of additional funding on acceptable terms;

(8) shortages in supplies and raw materials;

(9) our ability to meet financial covenants required by our debt agreements;

(10) product liability claims, intellectual property claims, and other liabilities;

(11) the volatility of our stock price;

(12) future sales of our common stock; and

(13) the willingness of our stockholders and directors to approve mergers, acquisitions, and other business transactions.

The risks described in our prospectus are not the only risks facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. We do not undertake, and expressly disclaim, any obligation to update this forward-looking information, except as required under applicable law.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling stockholders, although we may receive proceeds from the exercise of warrants by certain selling stockholders, if exercised. We cannot guarantee that the selling stockholders will exercise any warrants.

SELLING STOCKHOLDERS

On behalf of the selling stockholders named in the table below (including their donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus), we are registering, pursuant to the registration statement of which this prospectus is a part, 1,605,000 shares of our common stock, 105,000 of which are issuable upon exercise of the warrant issued to the placement agent. The common stock was issued by us to the selling stockholders in a private placement that closed on September 10, 2007. We are registering the shares being offered under this prospectus pursuant to a Registration Rights Agreement, dated August 30, 2007, that was entered into between us and the selling stockholders in connection with the private placement.

We are registering the shares to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the selling stockholders. For more information, see the section of this prospectus entitled “Plan of Distribution.”

The table below lists the selling stockholders and information regarding their ownership of common stock as of September 17, 2007:

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)		Number of Shares Registered for Sale(1)(2)	Shares Owned After Sale of Registered Shares(2)(11)
				Number	Percentage
Skylands Quest LLC(3)	17,800		17,800	—	—
Skylands Special Investment LLC(3)	52,300		52,300	—	—
Skylands Special Investment II LLC(3)	9,800		9,800	—	—
Harbour Holdings Ltd.(3)	120,100		120,100	—	—
Lake Street Fund, L.P.(10)	485,000	(4)	100,000	385,000	3.88%
Alder Capital Partners I, L.P.(5)	179,400		179,400	—	—
Alder Offshore Master Fund, LP(5)	70,600		70,600	—	—
Sunrise Equity Partners, L.P. (10)	228,600	(6)	60,000	168,600	1.71%
Pierce Diversified Strategy Master Fund LLC, Ena(7)	16,750		16,750	—	—
Enable Opportunity Partners LP(7)	33,500		33,500	—	—
Enable Growth Partners LP(7)	284,750		284,750	—	—
The Pinnacle Fund, LP	1,340,475	(8)	555,000	785,475	8.01%
Roth Capital Partners, LLC	259,000	(9)	105,000	154,000	1.55%

(1)	Includes the number of shares of common stock issued in the September 10, 2007 private placement as well as the shares issuable pursuant to the warrants issued to the placement agent.

(2)	Assumes that the stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares of common stock. The selling stockholders are not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(3)	Mr. Charles A. Paquelet, Portfolio Manager, has the power to vote or to dispose of the shares held by these entities.

(4)	Includes 110,000 shares of common stock issuable upon the exercise of Series A and Series B Warrants issued by us in November 2006. Mr. Scott W. Hood has the power to vote or to dispose of the shares held by Lake Street Fund, L.P.

(5)	Mr. Michael Licosati has the power to vote or to dispose of the shares held by these entities.

(6)	Includes 74,400 shares of common stock issuable upon the exercise of Series A and Series B Warrants issued by us in November 2006. The general partner of Sunrise Equity Partners, L.P. (“SEP”) is Level Counter, LLC (“LC”). The unanimous vote of all three of Mr. Nathan Low, Ms. Marilyn Adler, and Mr. Amnon Mandelbaum is required for Level Counter, LLC’s decisions regarding securities held by SEP.

(7)	Mr. Mitch Levine, Managing Partner, has the power to vote or to dispose of the shares held by these entities.

(8)	Does not include 198,000 shares of common stock issuable upon the exercise of warrants held by The Pinnacle Fund, LP. Such warrants are subject to exercise limitations that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) in excess of 9.99% of our common stock, after giving effect to such exercise. Mr. Barry M. Kitt has the power to vote or to dispose of the shares held by The Pinnacle Fund, L.P.

(9)	Includes 154,000 shares of common stock issuable upon exercise of a warrant to purchase common stock issued to Roth Capital Partners, LLC in connection with our November 2006 private placement. Also includes 105,000 shares of common stock issuable upon exercise of a warrant to purchase common stock held by Roth Capital Partners, LLC with an exercise price of $7.18 per share and exercisable during a period expiring September 11, 2012. The warrant was issued to Roth Capital Partners, LLC, a broker-dealer, as part of the fee we paid to Roth Capital Partners, LLC for acting as placement agent in our private placement of 1,500,000 shares of our common stock that are covered by this prospectus. Byron C. Roth, Chairman, and Gordon J. Roth, CFO, share voting and investment control over the securities held by Roth Capital Partners, LLC.

(10)	These selling stockholders have represented to us that they are affiliates of broker-dealers. They have certified that they bought the shares in the ordinary course of business, and that, at the time of the purchase of the shares to be resold, they had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(11)	The percentage of common stock beneficially owned is based on 9,805,875 shares of common stock outstanding on September 17, 2007.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Securities and Exchange Commission (the “Commission”);

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 (the “Securities Act”) amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of shares will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed on for us by Foley & Lardner LLP, Tampa, Florida.

EXPERTS

The consolidated financial statements of Veri-Tek International, Corp. appearing in our Annual Report on Form 10-K/A as of and for the fiscal year ended December 31, 2006 (as filed with the SEC on May 17, 2007) have been audited by UHY LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of Veri-Tek International, Corp. appearing in the Company’s Annual Report on Form 10-K/A as of and for the fiscal years ended December 31, 2005 and 2004 (as filed with the SEC on May 17, 2007) have been audited by Freedman & Goldberg, CPAs, P.C., independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s website. The address of this site is http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, any filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date we filed the registration statement of which this prospectus is a part and before the effective date of the registration statement and any future filings we will make with the Securities and Exchange Commission under those sections. We incorporate by reference the documents listed below and any documents that we file in the future with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering (other than current reports furnished under Items 2.01 or 7.01 of Form 8-K, unless we specify otherwise in such report):

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006 (as filed with the SEC on May 17, 2007);

•	our Quarterly Report on Form 10-Q /A for the quarter ended March 31, 2007 (as filed with the SEC on June 1, 2007);

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (as filed with the SEC on August 14, 2007);

•	our Definitive Proxy Materials for an annual meeting of stockholders dated May 21, 2007 (as filed with the SEC on April 30, 2007);

•

Amendment No. 1 to our Current Report on Form 8-K/A filed on July 11, 2007 (amending the Form 8-K filed on April 2, 2007), and our Current Reports on Form 8-K filed on April 17, July 11, July 13, August 6, August 31, September 11, 2007 and September 12, 2007; and

•

the description of our common stock contained in our Registration Statement on Form S-1 filed on September 3, 2004 under the caption “Description of Capital Stock” and any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

Veri-Tek International, Corp.

7402 W. 100th Place

Bridgeview, Illinois 60455

(708) 430-7500

Attention: Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee	$338
Accounting fees and expenses	$20,000
Legal fees and expenses	$20,000
Printing and Miscellaneous	$8,000

Total expenses	$48,338

All of the above fees and expenses will be paid by the Registrant. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 15.	Indemnification of Directors and Officers.

The Company is organized under the Michigan Business Corporation Act, which generally empowers Michigan corporations to indemnify a person that is a party, or threatened to be made a party, to any civil, criminal, administrative or investigative action, suit or proceeding, whether formal or informal (other than actions by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or of another enterprise serving at such corporation’s request, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

In a derivative action (an action brought by or in the right of the corporation), the Michigan Business Corporation Act provides that indemnification may be made for expenses, including attorneys’ fees and amounts paid in settlement, actually and reasonably incurred by the director, officer, employee or agent in connection with the action or suit only if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; except that no indemnification is available if such person has been found liable to the corporation unless, and only to the extent that, the court in which the action or suit was brought determines upon application that the defendant director or officer is fairly and reasonably entitled to indemnity. If a director or officer is successful in defending a derivative action, the Michigan Business Corporation Act requires that a Michigan corporation indemnify such director or officer against any expenses actually and reasonably incurred in the action.

The Michigan Business Corporation Act permits Michigan corporations to eliminate or limit the personal liability of directors, except liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 551 of the Michigan Business Corporation Act, which pertains to unlawful payments of dividends, stock purchases or redemptions; and (iv) an intentional criminal act.

We have adopted provisions in our Amended and Restated Bylaws that provide for indemnification to the fullest extent permitted by applicable law.

We will maintain directors and officers liability insurance coverage for our directors and officers that will provide for damages, judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors and/or officers of the Company.

Item 16.	Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeview, and State of Illinois, on this 9th day of October, 2007.

VERI-TEK INTERNATIONAL, CORP.

By:	/s/ David J. Langevin
David J. Langevin,
Chairman and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints David J. Langevin and David H. Gransee his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Rule 462(b) Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ David J. Langevin David J. Langevin	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2007

/s/ David H. Gransee David H. Gransee	Chief Financial Officer and Vice President (Principal Financial and Accounting Officer)	October 9, 2007

/s/ Robert S. Gigliotti Robert S. Gigliotti	Director	October 9, 2007

/s/ Marvin B. Rosenberg Marvin B. Rosenberg	Director	October 9, 2007

/s/ Terrence McKenna Terrence McKenna	Director	October 9, 2007

S-1

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1	Asset Purchase Agreement by and among Quantum-Veritek, Inc., Veri-Tek International, Corp. and James Juranitch, dated October 15, 2003 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1 filed on September 3, 2004 (Registration No. 333-11830)).

2.2	Purchase Agreement, dated May 16, 2006, among the Company, Quantum Value Management, LLC and the members of Quantum Management Partners, LLC. (incorporated by reference to Exhibit 2.1 to the Form 8-K filed on May 19, 2006).

2.3	First Amendment to Purchase Agreement, effective July 3, 2006, among the Company, Quantum Value Management, LLC and the members of Quantum Value Management, LLC (incorporated by reference to Exhibit 2.1 to the Form 8-K filed on July 10, 2006).

2.4	Purchase Agreement, dated October 19, 2006, among the Company, Quantum Value Management, LLC and the members of Quantum Management Partners, LLC (incorporated by reference to Exhibit 2.1 to the Form 8-K filed on October 23, 2006).

3.1	Articles of Incorporation of Veri-Tek International, Corp., as amended (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on September 3, 2004 (Registration No. 333-11830)).

3.2	Amended and Restated Bylaws of Veri-Tek International, Corp. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on September 3, 2004 (Registration No. 333-11830)).

4.1	Specimen Common Stock certificate of Veri-Tek International, Corp. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (Amendment No. 4) filed on December 15, 2004 (Registration No. 333-11830)).

4.2*	2004 Equity Incentive Plan (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed on September 3, 2004 (Registration No. 333-11830)).

5.1	Legal Opinion of Foley & Lardner LLP

10.1	Assignment and Assumption of Lease among Veri-Tek International, Corp., Quantum-Veritek, Inc. and Pontiac Trail, LLC dated October 31, 2003 (Lease Agreement attached as Exhibit A thereto) (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (Amendment No. 1) filed on November 12, 2004 (Registration No. 333-11830)).

10.2	Assignment and Assumption of Equipment Lease among Veri-Tek International, Corp., Quantum-Veritek, Inc. and Pontiac Trail, LLC dated October 31, 2003 (Equipment Lease attached as Exhibit A thereto) (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 (Amendment No. 1) filed on November 12, 2004 (Registration No. 333-11830)).

10.3*	Employment Agreement between Quantum-Veritek, Inc. and James Juranitch dated October 31, 2003, as amended by Amendment No. 1 thereto dated October 10, 2004 (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 (Amendment No. 2) filed on December 1, 2004 (Registration No. 333-11830)).

10.4	Promissory Note of Veri-Tek International Corp., in of favor Comerica Bank dated October 28, 2004 (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (Amendment No. 1) filed on November 12, 2004 (Registration No. 333-11830)).

10.5	Loan Agreement by and between Comerica Bank and Veri-Tek International, Corp. dated November 19, 2004 (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 (Amendment No. 2) filed on December 1, 2004 (Registration No. 333-11830)).

10.6	Settlement Agreement and Complete and Permanent Release, between David V. Harper and Veri-Tek International, Corp. dated November 2, 2005 (incorporated by reference to Exhibit 99.1 to the Form 8-K filed on November 5, 2005).

10.7	Settlement Agreement and Complete and Permanent Release, between Todd Antenucci and Veri-Tek International, Corp. dated March 10, 2006 (incorporated by reference to Exhibit 99.1 to the Form 8-K filed on March 14, 2006).

10.8*	Employment Agreement, effective July 3, 2006, between the Company and David J. Langevin (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on July 10, 2006).

10.9	Demand Promissory Note, dated May 31, 2006, by Crane & Machinery, Inc. to the Company (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on July 10, 2006).

10.10	Non-Negotiable Subordinated Promissory Note, dated July 3, 2006, by the Company to Michael C. Azar, solely as escrow agent for, on behalf of and for further distribution to the members of Quantum Value Management, LLC (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on July 10, 2006).

10.11*	Employment Agreement between Veri-Tek International, Corp. and David H. Gransee dated October 6, 2006 (incorporated by reference to Exhibit 99.1 to the Form 8-K filed on October 12, 2006).

10.12	Securities Purchase Agreement, dated as of November 3, 2006, between the Company and the investors identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on November 16, 2006).

10.13	Form of Series A Warrant dated November 15, 2006 (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on November 16, 2006).

10.14	Form of Series B Warrant dated November 15, 2006 (incorporated by reference to Exhibit 10.4 to the Form 8-K filed on November 16, 2006).

10.15	Registration Rights Agreement, dated as of November 3, 2006, between the Company and the investors identified on the signature pages thereto (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on November 16, 2006).

10.16	Form of Warrant dated November 15, 2006 (incorporated by reference to Exhibit 10.5 to the Form 8-K filed on November 16, 2006).

10.17	QVM $20 million Note to Comerica Bank (incorporated by reference to Exhibit 99(i) to the Quarterly Report on Form 10-Q filed on November 14, 2006).

10.18	Amendment to QVM $20 million Note to Comerica Bank (incorporated by reference to Exhibit 99(ii) to the Quarterly Report on Form 10-Q filed November 14, 2006).

10.19	Amendment No. 2 to QVM $20 million Note to Comerica Bank, dated December 20, 2006 (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K filed on April 13, 2007).

10.20	Amended and Restated Credit Agreement by and between Quantum Construction Equipment, LLC, Quantum Equipment, LLC, Manitowoc Boom Trucks, Inc. and Comerica Bank, dated December 15, 2003, as amended (incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K filed on April 13, 2007) (Amendment No. 15 to Amended and Restated Credit Agreement, dated December 20, 2006, also filed as and incorporated by reference to Exhibit 2.1 to the Form 8-K filed on December 21, 2006).

10.21	Lease dated April 17, 2006 between Krislee-Texas, LLC and Manitex, Inc. for facility located in Georgetown, Texas (incorporated by reference to Exhibit 10.21 to the Annual Report on Form 10-K filed on April 13, 2007).

10.22	Lease dated December 1, 2006 between Aldrovandi Equipment Limited and Manitex Liftking, ULC for facility located in Woodbridge, Ontario (incorporated by reference to Exhibit 10.22 to the Annual Report on Form 10-K filed on April 13, 2007).

10.23	Second Amended and Restated Credit Agreement, dated April 11, 2007, by and between Veri-Tek International, Corp., Manitex, Inc. and Comerica Bank (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on May 15, 2007).

10.24	Revolving Credit Note for $16,500,000, dated April 11, 2007, payable to Comerica Bank by Manitex, Inc. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on May 15, 2007).

10.25	Letter Agreement between Manitex Liftking, ULC and Comerica Bank dated December 29, 2006 (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K/A filed on May 17, 2007).

10.26	Master Revolving Note dated as of December 29, 2006 between Manitex Liftking, ULC and Comerica Bank (incorporated by reference to Exhibit 10.26 to the Annual Report on Form 10-K/A filed on May 17, 2007).

10.27	Security Agreement, dated December 29, 2006, between Manitex Liftking, ULC and Comerica Bank (incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K/A filed on May 17, 2007).

10.28	Guaranty executed by Manitex, LLC on December 29, 2006, guaranteeing the loan from Comerica Bank to Manitex Liftking, ULC (incorporated by reference to Exhibit 10.28 to the Annual Report on Form 10-K/A filed on May 17, 2007).

10.29	Advance Formula Agreement made by Manitex Liftking, ULC in favor of Comerica Bank dated as of December 29, 2006 (incorporated by reference to Exhibit 10.29 to the Annual Report on Form 10-K/A filed on May 17, 2007).

10.30*	Employment Agreement, dated July 12, 2007, between Veri-Tek International, Corp. and Andrew Rooke (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 13, 2007).

10.31	Asset Purchase Agreement dated July 31, 2007 by and among Veri-Tek International, Corp., GT Distribution, LLC, Schaeff Lift Truck Inc., Crane & Machinery, Inc., Manitex, Inc. and Manitex Liftking, ULC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 6, 2007).

10.32	Amendment No. 1, effective as of August 9, 2007, to that certain Master Revolving Note in original principal amount of CDN$3.5 million, dated December 2006, by and between Manitex Liftking, LLC and Comerica Bank (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on August 14, 2007).

10.33	Amendment No. 1, effective as of August 9, 2007, to the Second Amended and Restated Credit Agreement by and between Veri-Tek International, Corp., Manitex, Inc. and Comerica Bank dated April 11, 2007 (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on August 14, 2007).

10.34	Amendment No. 3, effective as of August 9, 2007, to that certain Variable Rate Single Payment Note in original principal amount of $20 million, dated March 10, 2005, as amended, by and between Quantum Value Management, LLC and Comerica Bank (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed on August 14, 2007).

10.35	Securities Purchase Agreement, dated as of August 30, 2007, between Veri-Tek International, Corp. and the investors identified on Annex A (the Schedule of Buyers) attached thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 31, 2007).

10.36	Registration Rights Agreement, dated as of August 30, 2007, between Veri-Tek International, Corp. and the investors identified on the signature pages thereto (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on August 31, 2007).

10.37	Form of Warrant issued to Roth Capital Partners, LLC, dated September 11, 2007 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 11, 2007).

23.1	Consent of Freedman & Goldberg CPAs, P.C.

23.2	Consent of UHY LLP.

24.1	Power of Attorney (included on the signature page).

*	Denotes a management contract or compensatory plan or arrangement required to be filed as an exhibit to this S-3.